Exhibit 10.6

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of January 5, 2015, by and among American Media, Inc., a Delaware corporation (the “Company”), certain subsidiaries of the Company that are Guarantors (as defined below), Chatham Asset Management, LLC, a Delaware limited liability company (“CAM”), on behalf of itself and Chatham Asset High Yield Master Fund, Ltd., Chatham Eureka Fund, L.P. and Chatham Fund, LP (collectively, the “Noteholders”). References in this Agreement to each Noteholder shall be deemed to include CAM, as such Noteholder’s duly authorized representative, for purposes of fulfilling the Noteholders’ obligations hereunder. The Company and the Noteholders are collectively referred to herein as the “Parties” and individually as a “Party,” as the context requires.

WHEREAS, reference is made to the Indenture, dated as of December 1, 2010, by and among the Company (as successor-in-interest to AMO Escrow Corporation), the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and collateral agent (the “Existing First Lien Trustee”), as supplemented by the first supplemental indenture dated as of December 22, 2010, the second supplemental indenture dated as of May 13, 2011, the third supplemental indenture dated as of April 25, 2012 and the fourth supplemental indenture dated as of August 15, 2014 (the “Existing First Lien Indenture”), pursuant to which the Company initially issued $385,000,000 in aggregate principal amount of its 11½% First Lien Senior Secured Notes due 2017 (the “Existing First Lien Notes”);

WHEREAS, on the Closing Date (as defined below), on the terms and subject to the conditions set forth herein, the Noteholders own and wish to exchange (the “Existing First Lien Note Exchange”) Existing First Lien Notes in the principal amounts set forth opposite each Noteholder’s name on Schedule A hereto (such securities, in such amounts, being referred to herein as the “Participating Existing First Lien Notes”) for the Company’s new 7.000% Second Lien Senior Secured Notes due 2020 in the principal amounts set forth opposite each Noteholder’s name on Schedule B hereto (the “New Second Lien Notes”), which shall constitute a new issuance of securities and have the terms described in the Indenture, dated as of the Closing Date (the “Indenture”), by and among the Company, as issuer, certain subsidiaries of the Company, as guarantors (collectively, the “Guarantors”), and Wilmington Trust, National Association, as trustee and collateral agent (the “Trustee”);

WHEREAS, the New Second Lien Notes will be delivered in book-entry form through the facilities of The Depositary Trust Company (“DTC”) pursuant to a Securities Settlement Agreement (the “Settlement Agreement”) by and between the Company and Wilmington Trust, National Association, as settlement agent (the “Settlement Agent”), and will be deposited with, or on behalf of DTC, and registered in the name of Cede & Co., as DTC’s nominee; and

WHEREAS, the New Second Lien Notes will be guaranteed (the “Guarantees”) by the Guarantors on the terms set forth in the Indenture. The New Second Lien Notes, the Guarantees and the obligations of the Company and the Guarantors (together, the “Obligors”) under the Indenture will be secured by a second priority lien on the same assets of the Obligors that secure the Company’s 13½% Second Lien Senior Secured Notes due 2018 (the “Existing Second Lien Notes”) issued under the Indenture, dated as of December 22, 2010, among the Company, the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and collateral agent (the “Existing Second Lien Trustee”), as supplemented by the first supplemental indenture dated as of May 13, 2011, the second supplemental indenture dated as of April 25, 2012 and the third supplemental indenture dated as of

August 15, 2014 (the “Existing Second Lien Indenture”) pursuant to collateral documents that are substantially the same as the collateral documents that secure the Existing Second Lien Notes, including a Collateral Agreement, dated as of the Closing Date (including the perfection certificate contemplated thereby, the “Security Agreement” and, together with the UCC-1 financing statement for each Obligor to be filed with the applicable office, the “New Second Lien Collateral Documents”), by and among the Obligors and the Trustee. In addition, the Obligors have agreed to provide (i) a Trademark Security Agreement, by and among certain of the Obligors and the Trustee, (ii) a Copyright Security Agreement, by and among certain of the Obligors and the Trustee, (iii) certain account control agreements with respect to deposit accounts consistent with the control agreements that have been entered into with respect to the Revolving Credit Agreement, dated as of December 22, 2010, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, the Existing First Lien Indenture and the Existing Second Lien Indenture and (iv) insurance certificates with appropriate endorsements reflecting the Trustee as an additional insured under the Company’s insurance policies, to the same extent as provided to the Existing Second Lien Trustee.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the Parties hereby agree as follows:

SECTION 1. Exchange of Notes.

1.1 The Exchange. On and subject to the satisfaction of the terms and conditions and the representations and warranties set forth in this Agreement, the Company and the Noteholders, severally and not jointly, agree to consummate the Existing First Lien Note Exchange and certain of the transactions contemplated hereby and by the other Transaction Documents (as defined below) intended to be consummated on the Closing Date.

1.2 Closing. The closing of the exchange of the Participating Existing First Lien Notes for the New Second Lien Notes (the “Closing”) shall take place no later than January 20, 2015 at 5:00 p.m. (New York City time) (the “Closing Date”). On the Closing Date:

(a) the Noteholders shall, severally and not jointly, surrender, transfer and deliver to the Existing First Lien Trustee for cancellation Participating Existing First Lien Notes in the aggregate principal amount set forth on Schedule B in accordance with the terms of the Existing First Lien Indenture through the Deposit/Withdrawal at Custodian (“DWAC”) procedures of DTC (and the Company shall promptly effect such cancellation), together with all right, title and interest in and to such Participating Existing First Lien Notes;

(b) such transfer of Participating Existing First Lien Notes shall be made solely in exchange for the following:

(1)    On the Closing Date, (A) the Company shall issue and deliver, to the Trustee, as nominee of DTC, a global note representing an aggregate principal amount of $39,024,390 of the New Second Lien Notes under the Indenture (the “Global Note”), which Global Note shall be authenticated by the Trustee and held by the Trustee as custodian on behalf of DTC, and (B) upon such issuance and authentication, the Trustee shall cause to be credited, through the book-entry system of DTC for the account of each DTC participant as previously provided to the Trustee in the Settlement Agreement, beneficial ownership interests in the Global Note to each Noteholder in the amounts set forth opposite each Noteholder’s name on Schedule B hereto and, for the avoidance of doubt, such amounts shall include, as applicable, any unpaid interest that has accrued on the Participating Existing

First Lien Notes from, and including, the most recent date on which interest thereon was paid to the Noteholders, but excluding the Closing Date;

(2) The Company shall make a cash payment directly to each Noteholder equal to the accrued and unpaid interest in respect of the principal amount of Participating Existing First Lien Notes from, and including, the most recent date on which interest thereon was paid to, but not including, the Closing Date (calculated at the rate of 11½% per annum, such amount to be calculated by the Company in accordance with the Existing First Lien Indenture) by wire transfer in immediately available funds to the account(s) previously provided by the Noteholders to the Company by no later than January 20, 2015;

(3) Each Noteholder’s obligation to deliver Participating Existing First Lien Notes at the Closing, and the Company’s obligation to issue New Second Lien Notes to each such Noteholder, is subject to the performance by the Company and Noteholders of their respective covenants and other obligations hereunder, and to the fulfillment to each such party’s satisfaction, prior to or at the Closing, of the following conditions:

i.	the Exchange Agreement has been duly and validly authorized, executed and delivered by all of the parties thereto and shall be in full force and effect;

ii.
the Indenture (including the Guarantees therein), the New Second Lien Notes and the New Second Lien Collateral Documents shall be in agreed form and shall have been duly and validly authorized, executed and delivered by all of the parties thereto, and shall be in full force and effect; and

iii.	the satisfaction of those conditions set forth in Sections 2 and 3 hereof.

The transactions set forth in this Section 1.2 shall be deemed to take place concurrently with each other at the Closing. Neither the Company nor the Guarantors will pay or owe any prepayment or redemption premium under the Indentures with respect to the Existing First Lien Notes exchanged for New Second Lien Notes.

1.3 Collateral. Each of the Company and the Guarantors jointly and severally agrees to complete as promptly as practicable all filings and other similar actions required in connection with the perfection of security interests as and to the extent contemplated by the New Second Lien Collateral Documents.

SECTION 2. Conditions of the Noteholders’ Obligations at the Closing. The obligation of the Noteholders to exchange the Participating Existing First Lien Notes for the New Second Lien Notes at the Closing is subject to the satisfaction (or waiver by the Noteholders) as of the Closing of the following conditions:

2.1 Representations and Warranties True. The representations and warranties contained in Section 4 hereof shall be true and correct in all material respects on the date hereof and as of the Closing as though made as of the Closing Date (or, in the case of representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below), shall be true and correct on and as of the

Closing Date).

2.2 Compliance with Covenants. Each of the Company and the Guarantors shall have complied in all material respects with all of their respective covenants and agreements contained herein to be performed by each of them on or prior to the Closing Date.

2.3 No Prohibitions. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the consummation by the Company or the Guarantors or, to the extent applicable, any Noteholder, of the exchange contemplated hereby, the issuance of the New Second Lien Notes or the transactions contemplated hereby intended to be consummated on the Closing Date.

SECTION 3. Conditions of the Obligations of the Company and the Guarantors at the Closing. The obligations of the Company and the Guarantors to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Company or the Guarantors, as applicable) as of the Closing of the following conditions:

3.1 Representations and Warranties True. The representations and warranties contained in Section 5 hereof shall be true and correct in all material respects on the date hereof and as of the Closing as though made as of the Closing Date (or, in the case of representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below), shall be true and correct on and as of the Closing Date).

3.2 Compliance with Covenants. Each Noteholder shall have complied in all material respects with all of its respective covenants and agreements contained herein to be performed by it on or prior to the Closing Date.

3.3 No Prohibitions. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the consummation by the Company or the Guarantors or, to the extent applicable, any Noteholder, of the Existing First Lien Note Exchange, the issuance of the New Second Lien Notes or the transactions contemplated hereby intended to be consummated on the Closing Date.

3.4 Receipt of Consents. Prior to or simultaneously with the Closing, the Company shall have received all requisite consents under documentation evidencing material indebtedness.

SECTION 4. Representations and Warranties of the Company and the Guarantors. As a material inducement to the Noteholders to enter into this Agreement, the Company and each of the Guarantors hereby jointly and severally represent and warrant to the Noteholders as follows:

4.1 Organization; Requisite Authority. Each of the Company and the Guarantors is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of Delaware, and each of the Company and the Guarantors is duly qualified as a foreign corporation or limited liability company, as applicable, to transact business and is in good standing in each other jurisdiction in which such qualification is required, except where the failure to be so organized or qualified or be in good standing would not reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”). Each of the Company the Guarantors possesses all requisite power and authority necessary to consummate the transactions contemplated by this Agreement.

4.2 Authorization. This Agreement and the Indenture have been duly authorized, executed and delivered by the Company and each Guarantor and constitutes a legal, valid and binding agreement of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, subject to the effects of (x) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally from time to time in effect and (y) general principles of equity (whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Limitations”). The Global Note has been duly authorized, and when executed and delivered by the Company in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms hereof and thereof, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and are entitled to the benefit of the Indenture (subject to the Enforceability Limitations). The Guarantees of the Guarantors set forth in the Indenture have been duly authorized, executed and delivered and constitute legal, valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms and entitled to the benefits of the Indenture (subject to the Enforceability Limitations). Each of the New Second Lien Collateral Documents have been duly executed and delivered and constitute legal, valid and binding agreements of the Company and each Guarantor to the extent a party thereto, enforceable against the Company and each Guarantor to the extent a party thereto in accordance with their terms (in each case, subject to the Enforceability Limitations).

4.3 No Registration; Qualification. Assuming the accuracy of the representations and warranties of the Noteholders and their compliance with the agreements set forth herein, no registration under the Securities Act of 1933, as amended (the “Securities Act”) of the New Second Lien Notes is required for the exchange of Participating Existing First Lien Notes for New Second Lien Notes to the Noteholders in the manner contemplated herein and it is not necessary to qualify the Indenture under the Trust Indenture Act of 1939, as amended. The New Second Lien Notes are being offered and sold pursuant to, and in compliance with, Section 3(a)(9) of the Securities Act.

4.4 Broker’s Fees. None of the Company, the Guarantors, or any of the Company’s or Guarantor’s officers or directors has retained or authorized any investment banker, broker, finder or other intermediary to act on behalf of the Company or the Guarantors or incurred any liability for any banker’s, broker’s or finder’s fees or commissions in connection with the transactions contemplated by this Agreement.

4.5 Guarantors. As of the date hereof, other than the Guarantors, no subsidiaries of the Company provide any guarantees under the Existing First Lien Indenture and the Credit Agreement.

SECTION 5. Representations and Warranties of the Noteholders. As a material inducement to the Company and the Guarantors to enter into this Agreement, each Noteholder hereby, severally and not jointly, represents and warrants to the Company and the Guarantors as follows:

5.1 Organization; Requisite Authority. Each Noteholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Noteholder possesses all requisite power and authority necessary to consummate the transactions contemplated by this Agreement and transfer the Existing First Lien Notes to the Company, free and clear of any lien or encumbrance.

5.2 Authorization. The execution, delivery and performance of this Agreement have been duly authorized by each Noteholder. This Agreement, when executed and delivered by each Noteholder in accordance with the terms hereof, shall constitute a valid and binding obligation of such Noteholder, enforceable against such Noteholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles.

5.3 Ownership. Each Noteholder is the beneficial owner of the aggregate principal amount and any and all accrued and unpaid interest thereon, as the case may be, of the Participating Existing First Lien Notes as set forth on Schedule A. Such Noteholder further represents that such Participating Existing First Lien Notes are held through the book-entry facilities of DTC by the DTC participants set forth on Schedule A.

5.4 Information; Consultation with Counsel and Advisors. Each Noteholder is entering into this Agreement as principal (and not as agent or in any other capacity); none of the Company or any of the Company’s affiliates or agents are acting as a fiduciary for it; it is entering into this Agreement with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks. Each Noteholder (a) has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent such Noteholder has deemed necessary, (b) has received from the Company all necessary information relating to the Company and its business and had a reasonable opportunity to ask questions of and receive answers from officers and representatives of the Company concerning its financial condition and results of operations and the exchange of the Notes to which this Agreement relates, and any such questions have been answered to its satisfaction, (c) has had the opportunity to review all publicly available records and filings and all other documents concerning the Company that such Noteholder considers necessary or appropriate in making an investment decision, (d) has reviewed all information that it believes is necessary or appropriate in connection with the exchange of the Notes and (e) has conducted its own due diligence on the Company and the exchange and has made its own investment decisions based upon its own judgment, due diligence and advice from such advisers as such Noteholder has deemed necessary and not upon any view expressed by or on behalf of the Company.

5.5 Broker’s Fees. None of the Noteholders has retained or authorized any investment banker, broker, finder or other intermediary to act on behalf of such Noteholder or incurred any liability for any banker’s, broker’s or finder’s fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 6. Termination. This Agreement may not be terminated except upon the prior written consent of all the parties hereto.

SECTION 7. Transfer Restrictions. Until the earlier of (i) termination of this Agreement pursuant to Section 6 above or (ii) 12:00 p.m. (New York time) on the date of public announcement of the exchange contemplated hereby by the Company on a Current Report on Form 8-K (which public announcement shall be made prior to 9:00 a.m. (New York time) on the first business day following the Closing), none of the Noteholders shall sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (or offer to undertake any of the foregoing), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of any New Second Lien Notes.

SECTION 8. Miscellaneous.

8.1 Obligations of Noteholders. The obligations hereunder of the Noteholders are several and not joint, and a breach by one Noteholder of the terms of this Agreement shall not release other Noteholders from terms of this Agreement or their obligations hereunder and shall not terminate this Agreement.

8.2 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request.

8.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Party or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No purchaser of New Second Lien Notes from the Noteholders shall be deemed to be a successor or assignee merely by reason of such purchase. Except as expressly provided herein, no party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto. Any such assignment without the prior written consent of the other parties hereto shall be null and void.

8.5 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and any Indemnified Persons, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.6 Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of facsimile transmission or “pdf” file thereof), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

8.7 Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

8.8 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

8.9 Amendment. This Agreement may be amended, modified or supplemented but only in writing (including a writing evidenced by a facsimile transmission or “pdf” file thereof) signed by the Party against which enforcement is sought.

8.10 APPLICABLE LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE. THE PARTIES HERETO AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT.

8.11 Submission to Jurisdiction. Each Party agrees that any suit, action or proceeding bought by it against the other Party arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in The City of New York, New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

8.12 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be sent to the Company and each Noteholder at the addresses set forth below:

The Company and the Guarantors: American Media, Inc.
1000 American Media Way
Boca Raton, Florida 33464

Attention:	Chris Polimeni, Executive Vice President - Chief Financial Officer and Treasurer
Email:    cpolimeni@amilink.com
Fax:        (877) 569-5998

and

American Media, Inc.
4 New York Plaza
New York, New York 10004
Attention:    Eric Klee, Esq., General Counsel
Email:    eklee@amilink.com
Fax:        (212) 743-6590

The Noteholders:

To the Address under each Noteholder’s name on Schedule A attached hereto

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019

Attention:    Andrew N. Rosenberg, Esq. and Brian Kim, Esq.
Email:    arosenberg@paulweiss.com and bkim@paulweiss.com
Fax:        (212) 757-3990

8.13 No Construction Against Draftsperson. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CHATHAM ASSET MANAGEMENT, LLC

By:	/s/ Anthony Melchiorre
Name:	Anthony Melchiorre
Title:	Managing Member

AMERICAN MEDIA, INC.

By:	/s/ Christopher V. Polimeni
Name:	Christopher V. Polimeni
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

AMI CELEBRITY PUBICATIONS, LLC
AMI DIGITAL, INC.
AMI PAPER, INC.
COUNTRY MUSIC MEDIA GROUP, INC.
IN STORE SERVICES, INC.
ODYSSEY MAGAZINE PUBLISHING GROUP, INC.
WEIDER PUBLICATIONS, LLC

By:	/s/ Christopher V. Polimeni
Name:	Christopher V. Polimeni
Title:	Executive Vice President, Chief Financial
Officer and Treasurer